EMPLOYMENT AGREEMENT
This Employment Agreement (this “Agreement”), dated as of April 24, 2026, is entered into by and between Tim O’Rourke (the “Executive”) and agilon health, inc., a Delaware corporation (the “Company”).
W I T N E S S E T H:
WHEREAS, the Company desires to enter into this Agreement to set forth the terms and conditions of the Executive’s employment with the Company following the
Commencement Date as its President and Chief Executive Officer, and the Executive desires to enter into this Agreement and to accept employment in such capacity, subject to the terms and provisions of this Agreement.
NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:
1.Nature of Employment.
(a)Subject to Section 3, during the Term of Employment, the Company shall employ the Executive as the President and Chief Executive
Officer of the Company and in such positions to perform the duties and responsibilities commensurate with such positions and as may be reasonably assigned to the Executive from time to time by the Board of Directors of the Company (the “Board”) which are consistent with the position of a President and Chief Executive Officer of a publicly traded company. During the Term of Employment (as defined below), the Executive shall report to the Board.
(b)Effective as of the Commencement Date, the Company shall appoint the Executive to the Board as a Class III member.  Thereafter, during the Term of Employment, the Company shall take all actions
reasonably within the Company's power to nominate the Executive to the Board and to recommend that its stockholders vote in favor of the
Executive’s election to the Board.
2.Extent of Employment
(a)During the Term of Employment, the Executive shall perform their obligations hereunder faithfully and to the best of their ability at the place of employment provided in Section 2(d), as directed pursuant to
Section 1, and shall abide by the policies from time to time adopted and established by the Company and communicated to the Executive in writing.
(b)Subject to this exceptions set forth in this paragraph (b), during the Term of Employment, the Executive shall devote all of their business time, energy and skill as may be reasonably necessary for the performance of their duties, responsibilities and obligations hereunder (except for vacation periods and reasonable periods of illness or other incapacity, service on outside boards of directors or advisory boards of non-competing companies with the prior written approval of the Board, charitable and civic activities, personal investment activities that do not require active management, and any other activities disclosed to and approved by the
Board, in each case to the extent that such activities do not materially interfere with the Executive’s performance of their duties hereunder).  The
Board does hereby consent to the Executive’s continued service (x) as a non-employee member of the board of directors of Jefferson and (y) as a
Advisor to the board of directors of Tango.
(c)As of the date hereof, the Executive does not have any ownership interests (other than ownership of less than 1% of the outstanding stock of a publicly-traded company) or professional relationships with
(whether as an employee, director, officer, consultant or advisor, and whether or not for compensation) or professional commitments to any person or entity (other than the Company and its affiliates and other than as referenced in Section 2(b)) that provides goods or services to or within the healthcare sector.
(d) During the Term of Employment, the principal place of Executive’s employment shall be in the Chicago, Illinois metropolitan area, with regular and frequent travel to all Company offices as is reasonably necessary for the performance of the Executive's duties.  The
Company acknowledges that, during the Term of Employment, the
Executive intends to retain his residence in the Chicago, Illinois metropolitan area.
3.Term of Employment; Termination
(a)The “Term of Employment” shall commence on or around May 7,
2026 (the “Commencement Date”), or on a date mutually agreed upon, and shall continue until the Executive’s employment is terminated by the Company pursuant to Section 3(b) or by the Executive pursuant to
Section 3(c).
(b)Subject to the payments contemplated by Section 3(f), the Executive’s employment may be terminated at any time by the Company:
(i)upon the death of the Executive;
(ii)in the event that, because of physical or mental disability, the
Executive is unable to perform, and does not perform, as
certified in writing by a competent medical physician selected by the mutual agreement of the Company and the Executive or
their legal representative, their essential functions hereunder for a period of 180 days out of any 365-day period
(“Disability”);
(iii)for Cause; or
(iv)for any other reason or no reason, it being understood that no reason shall be required for termination of the
Executive’s employment.

The Executive acknowledges that nothing contained herein or otherwise stated by or on behalf of the Company modifies or amends the right of the Company to terminate the
Executive at any time, with or without Cause. Termination shall become effective upon death or the delivery by the Company to the Executive of written notice specifying such termination and the reasons therefor (i.e., Sections 3(b)(ii) – (iv)) subject to any requirement for advance notice and an opportunity to cure provided in this Agreement, if and to the extent applicable.
(c)Subject to the payments contemplated by Section 3(f), the
Executive’s employment may be terminated at any time by the
Executive:
(i)upon the death of the Executive;
(ii)in the event of Disability;
(iii)for Good Reason; or
(iv)for any other reason or no reason (a “Voluntary
Termination”).
(d)As used in this Agreement, “Cause” shall mean any of the
following:
(i)the Executive’s conviction of (including a plea of guilty or no contest to) (x) a felony or (y) any crime (whether or not a felony) involving embezzlement, fraud or theft, or (z) any other crime (whether or not a felony) involving moral
turpitude that (in the case of clause (z) only) results in
material harm (including reputational harm) to the
Company;
(ii)the Executive’s continued gross negligence or continued
willful failure (other than by reason of death or Disability)
to perform their material employment-related duties for the
Company and its subsidiaries, which failure is not cured
within thirty (30) days after the Company delivers written
notice to the Executive identifying and describing such
failure in reasonable detail (the “Cure Period”) to the extent curable;
(iii)the Executive’s violation of a material provision of any material written Company policy as in effect from time to
time that has been communicated in writing to the
Executive; provided, that the Executive shall be afforded
the Cure Period to the extent curable;
(iv)the Executive’s material breach of any written agreement with the Company or any of its affiliates to which the
Executive is a party or by which the Executive is bound
(including, but not limited to, this Agreement and any
equity agreement with the Company) which breach is not

cured within the Cure Period; provided, that the Executive
shall be afforded the Cure Period to the extent such breach
of the restrictive covenants are curable; or
(v)the Executive (x) being in breach of Section 2(c) or Section
8 as of the date hereof or (y) having materially breached the second-to-last sentence of Section 8 following the date
hereof, in either case which breach is not cured within the
Cure Period to the extent curable; or
(vi)the Executive engaging in willful conduct that causes
demonstrable and material harm to the name, reputation or
material business interests of the Company, or any of its
affiliates, including any affiliated independent physician
association, which breach is not cured within the Cure
Period to the extent curable.
For purposes of this provision, (A) no act or failure to act on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive's action or omission was in the best interests of the Company and (B) any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the board of directors of the Company or upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the
Company.
A termination for Cause shall be deemed to include a determination by the Company within 90 days following the Executive’s Voluntary Termination that circumstances existed prior to such termination for the Company to have terminated the Executive’s employment for Cause; provided that in such event the Executive shall first be provided with any applicable cure rights to the extent available and curable; provided further that
(x) any such determination shall be limited to circumstances that the Board had no knowledge of as of the date of termination and that occurred within the twelve (12)
months immediately prior to the date of the Executive’s Voluntary Termination and (y)
no such lookback shall apply at any time following a Change in Control (as that term is defined in the Equity Documentation as defined below).
(e)As used in this Agreement, “Good Reason” shall mean any of the following, without the Executive’s written consent:
(i)a diminution of the Executive’s Base Salary from the amount set forth in Section 4(a);
(ii)a diminution of the Executive’s target annual bonus opportunity from the Executive’s annual bonus opportunity, at target
performance levels, during the immediately preceding annual
bonus measurement period (it being understood that the actual amount of the annual bonus and performance criteria shall be subject to Section 4(b));

(iii)a diminution in the Executive’s authority, duties or responsibilities as President and Chief Executive Officer;
(iv)a change in the Executive’s primary reporting relationship such that the Executive no longer reports directly to the Board of the
Company;
(v)the Company requiring the Executive to relocate Executive’s principal place of employment to a location outside of the Chicago,
Illinois metropolitan area; or
(vi)a material breach by the Company of any written agreement between the Executive, on the one hand, and any of the Company or its subsidiaries, on the other hand (including, but not limited to, this Agreement).
Prior to any termination for Good Reason, the Executive must provide written notice to the Board within 60 days following the date on which they discover an alleged Good
Reason event setting forth in reasonable detail the conduct alleged to be a basis for a termination for Good Reason. The Executive shall not have the right to terminate their employment for Good Reason (i) if, within the 30-day period following delivery of the
Executive’s written notice, the Company, as applicable, shall have cured the conduct alleged to be a basis for termination for Good Reason and (ii) absent such cure, unless the
Executive actually terminates employment within 45 days following the end of the
Company’s cure period.
(f)The Executive shall be entitled to certain payments upon termination of their employment, as follows:
(i)In the event the Executive’s employment is terminated for any reason, the Executive shall be entitled to receive their Base Salary through the effective date of termination, any earned but unpaid annual bonus for the fiscal year prior to the year of termination, any accrued but unpaid vacation consistent with Company policy, any benefits unpaid as of the effective date of termination, any expense reimbursements related to expenses reimbursable
hereunder that are incurred through the effective date of
termination, and other benefits required by law to be provided after termination of employment, in each case when paid
according to the Company’s applicable lawful policies and
standard practices and the lawful terms of this Agreement (the
“Base Termination Compensation”).
(ii)In the event the Executive’s employment is terminated by the
Company for any reason other than for Cause (and for the
avoidance of doubt not death or Disability), or by the Executive for
Good Reason, then the Executive shall be entitled to:
(iii)(A) the Base Termination Compensation;

(iv)(B) severance pay equal to the sum of eighteen (18) months of the Executive’s then current base salary and one (1) times the
Executive’s target annual bonus, at the rate in effect at the effective time of termination (the “Severance Payment”), to be paid in equal installments over eighteen (18) months on the Company’s normal payroll dates following the date of termination, except that the first installment of the Severance Payment shall be paid on the 60th day following the termination date and shall include all installments that would have been paid if the release of claims referred to in
Section 3(h) had been effective at the date of termination;
provided, that if such termination occurs following a Change in
Control, the Severance Payment shall be paid in a lump sum, rather than installments, to the extent that such lump sum does not result in additional taxes under Section 409A of the Code;
(v)(C) the continuation of participation in the Company’s
medical, dental and vision insurance coverage for a period of eighteen (18) months following the date of termination at active employee rates (the “Benefit Continuation”); and
(vi)(D) with respect to the initial award of restricted stock units
(RSUs) and performance share units (PRSUs) granted to the
Executive hereunder, and notwithstanding any provision to the contrary in the Equity Documentation, (1) immediate vesting on an accelerated basis and settlement of any RSUs that would become vested in the twelve months following the date of termination; (2)
immediate vesting on an accelerated basis and settlement of any
PRSUs as to which stock price targets have been met as of or prior to the date of termination; and (3) retention of any remaining unvested PRSUs from the date of termination until the six-month anniversary of the date of termination and vesting and settlement of any such PRSUs as to which stock price targets are met during such six-month period following the date of termination. For the avoidance of doubt, the treatment of RSUs and PRSUs upon
termination in this Section shall override any treatment to the contrary in the Equity Documentation.
(vii)In addition, upon a termination to which this clause (ii)
applies following a Change in Control of the Company, the
Executive shall be entitled to be paid a pro rata annual bonus for the fiscal year in which the termination occurs calculated at target performance levels and pro rated based on the number of days the
Executive was employed during such fiscal year, payable at the same time as bonuses are paid to other senior executives of the
Company.

(viii)The Benefit Continuation shall be provided through (x) the
Executive’s enrollment in the Company’s COBRA continuation
coverage and (y) the reimbursement of (or the Company otherwise bearing) the premium cost under COBRA in excess of the active-
employee rate. Any payment of the Executive’s Base Salary after termination of her employment shall be made in accordance with the Company’s regular payroll practices. Except as otherwise expressly provided in this Agreement, any vested equity interests of the Company held by the Executive as described in Section 4(d)
and provided in the RSU Agreement, the PRSU Agreement and the
Company’s 2021 Omnibus Equity Incentive Plan (the “Equity
Documentation”), there will be no additional amounts owing by the Company to the Executive from and after a termination of the
Executive’s employment of the nature contemplated by this clause
(ii) of Section 3(f). Because of the current uncertainty surrounding health care coverage, in the event that the Benefit Continuation would subject the Executive or the Company to a material cost, tax or penalty, the parties agree to cooperate to provide the Executive with such benefits in a manner that does not trigger such tax, cost or penalty, to the maximum extent possible.
(ix)If the Executive’s employment is terminated for Cause, then the
Executive shall be entitled to the Base Termination Compensation.
(x)If the Executive’s employment is terminated due to a Voluntary
Termination, then the Executive shall be entitled to the Base
Termination Compensation. Other than solely in connection with any vested employee equity interests held by the Executive at the time of their termination of employment as provided in the Equity
Documentation, there will be no additional amounts owing by the
Company to the Executive from and after such termination of the nature contemplated by this clause (iv) of Section 3(f).
(xi)If the Executive’s employment is terminated due to the Executive’s death or Disability, then the Executive shall be entitled to the Base
Termination Compensation and a pro-rata annual bonus for the fiscal year in which the termination occurs, calculated at target performance levels and pro-rated based on the number of days the
Executive was employed during such fiscal year, payable at the same time to Executive (or, in the case of death, to the Executive’s estate or designated beneficiary) as annual bonuses are paid to other senior executives, and, if terminated due to Disability, the continuation of Executive’s medical, dental and vision insurance coverage for a period of twelve (12) months at active employee rates. Other than solely in connection with any vested employee equity interests of the Company held by the Executive at the time of their termination of employment as provided in the Equity
Documentation, there will be no additional amounts owing by the
Company to the Executive from and after such termination of the nature contemplated by this clause (v) of Section 3(f).

(g)Termination of the Executive’s employment will not terminate Sections
3(f) through 3(j) and 7 through 19, or any other provisions not associated specifically with the Term of Employment.
(h)Any provision herein to the contrary notwithstanding, if, following their termination of employment, the Executive materially breaches any restrictive covenant contained in the Equity Documentation that is valid and enforceable under applicable law, provided, that (A) the Company has delivered written notice to the Executive identifying and describing such alleged breach in reasonable detail and (B) with respect to any breach capable of being cured, the Executive has failed to cure such breach within thirty (30) days following delivery of such notice then from and after the date of such breach, the Company shall have no further payment or benefit obligations under Section 3(f)(ii).
(i)In the event the Executive’s employment is terminated and the Company is obligated to make payments pursuant to Section 3(f)(ii), other than the
Base Termination Compensation, it shall be a condition to such payments that, within 30 days following the date of termination, the Executive enter provides the Company with a release of claims in the form of Exhibit A, either on a standalone basis or as part of a mutually agreeable separation agreement.
(j)Upon termination of the Executive’s employment for any reason, the
Executive shall be deemed to have resigned from all positions with the
Company and its affiliates, including the Company, and, at the Company’s request, the Executive shall promptly deliver written evidence of such resignation.
4.Compensation.  The Company shall pay compensation to the Executive as follows:
(a)Base Salary.  During the Term of Employment, the Company shall pay to the Executive as base compensation for their services hereunder, on the
Company’s regular payroll dates, a base salary at a rate of not less than
$850,000 per annum (“Base Salary”), which amount shall be reviewed for possible increase (but not decrease) at least annually (any increased amount thereafter being the Executive’s Base Salary for all purposes).
(a)Annual Bonus.  For each fiscal year during the Term of Employment, including the fiscal year of the Commencement Date, the Executive shall have a target annual bonus opportunity equal to not less than 100% of the
Executive’s Base Salary.  The amount of the Executive actual bonus earned and paid will be based on the Executive’s achievement of pre-
established performance goals and conditions determined in good faith by the Company in consultation with the Executive on an annual basis in accordance with the annual bonus plan then applicable to senior management of the Company (the “Bonus Plan”). Under the Bonus Plan,
the actual amount of any bonus paid for any fiscal year shall be determined by the Company based on its assessment of the actual performance against such goals and conditions established for the year.
Any annual bonus payable to the Executive for a fiscal year shall be paid to the Executive not later than two and a half months following the end of such fiscal year to which the performance relates. It shall be a condition to the payment of any annual bonus that the Executive remain employed through the last day of the applicable fiscal year.
(b)Signing Bonus.  Within 30 days following the Commencement Date, the
Executive shall be paid a signing bonus of $500,000.  If, prior to the first anniversary of the Commencement Date, the Executive terminates their employment without Good Reason or the Company terminates the
Executive’s employment for Cause, the Executive shall repay the signing bonus; provided that, if the Executive is unable to recoup the taxes allocable to the signing bonus, the repayment shall be reduced by the amount of taxes not capable of recoupment.
(c)Initial Equity Awards. As of the Commencement Date, the Company shall grant the Executive (x) 120,000 service vesting restricted stock units to be evidenced by the award agreement attached hereto as Exhibit B (the
“RSUs”, and such award agreement, the “RSU Agreement”), and (y)
200,000 performance vesting restricted stock units to be evidenced by the award agreement attached hereto as Exhibit C (the “PRSUs”, and such award agreement, the “PRSU Agreement”).
5.Reimbursement of Expenses.  During the Term of Employment, the Company
will promptly reimburse the Executive (or pay directly) for reasonable and documented travel, entertainment and other expenses reasonably incurred by the
Executive in connection with the performance of their duties hereunder and, in each case, in accordance with the policies, rules, customs and usages promulgated by the Company and in effect from time to time and applicable law. Any payments due under this Section 5 will be payable in accordance with the
Company’s usual payroll practices.
6.Benefits.  During the Term of Employment, the Executive shall be entitled to participate in and be covered by any insurance plan (including but not limited to medical, dental, health, accident, hospitalization and disability), 401(k), profit sharing or other employee benefit plan of the Company, to the same extent and on substantially the same terms as such benefits are or may be provided by the
Company, from time to time to other members of the senior management of the
Company, and in all circumstances in accordance with the policies, rules, customs and usages promulgated by the Company and in effect from time to time.
7.Notice.  Any notice, request, demand or other communication required or permitted to be given under this Agreement shall be given in writing and if delivered personally, or sent by certified or registered mail, return receipt requested, as follows (or to such other addressee or address as shall be set forth in a notice given in the same manner):
(a)If to the Executive, to the Executive at the address most recently contained in the Company’s records (which the Executive shall update as necessary)
(b)If to the Company:
agilon health, inc.
440 Polaris Pkwy
Suite #550
Westerville, OH 43082

Attention: Secretary of the Company
Any such notices shall be deemed to be given on the date personally delivered or such return receipt is issued.
8.Executive’s Representation. The Executive hereby represents and warrants to the
Company that the Executive has carefully reviewed this Agreement and has consulted with such advisors as the Executive considers appropriate in connection with this Agreement, and is not subject to any covenants, agreements or restrictions, including without limitation any covenants, agreements or restrictions arising out of the Executive’s prior employment, which would be breached or violated by Executive’s execution of this Agreement or by the Executive’s performance of their duties hereunder. In addition, the Executive hereby represents, warrants and covenants to the Company that, as of the date hereof does not have and during the Term of Employment (without the Company’s prior approval) will not have any professional relationships with (whether as an employee, director, officer, consultant or advisor, and whether or not for compensation) or commitments to any individual or entity (other than the
Company) that operates or conducts (or, to the Executive’s knowledge, intends to operate or conduct) any business of the types in which the Company, or any of its subsidiaries or, to the Executive’s knowledge, affiliated independent physician associations is engaged. Notwithstanding the foregoing, nothing herein shall prohibit the Executive to conduct the activities provided in Section 2(b) of this
Agreement. This Section 8 shall not apply to relationships such as mentoring individuals, casual industry connections, participation in industry groups and similar networking activities that do not involve remuneration.
9.Indemnification & Insurance. The Company shall indemnify and hold harmless the Executive to the fullest extent permitted by applicable law against all costs, charges and expenses (including reasonable attorneys’ fees) incurred or sustained by the Executive in connection with any action, suit or proceeding to which the
Executive may be made a party or have any other role by reason of the Executive being or having been an officer, director or employee of the Company or any of its affiliates (excluding a dispute between the Executive and the Company regarding the subject matter of this Agreement). During the Term of Employment and for a period of no less than six (6) years following the Executive’s termination of employment for any reason, the Company shall maintain directors’
and officers’ liability insurance covering the Executive on terms no less favorable than those provided to other senior officers and directors of the Company.
10.Legal Fee Reimbursement. The Company shall reimburse the Executive for reasonable attorneys’ fees and costs incurred by the Executive in connection with the negotiation, preparation, and execution of this Agreement and any related agreements, to be paid promptly following the Commencement Date upon submission of reasonable documentation up to a maximum reimbursement of
$50,000.
11.Other Matters. The Executive agrees and acknowledges that the obligations owed to the Executive under this Agreement are solely the obligations of the Company, and that none of the stockholders, directors, officers, affiliates, representatives, agents or lenders of or to Company or any of its affiliates will have any obligations or liabilities in respect of this Agreement and the subject matter hereof, to the extent allowed by law.

12.Partial Invalidity; Severability. In case any one or more of the provisions or parts of a provision contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement or any other jurisdiction, but this Agreement shall be reformed and construed in any such jurisdiction as if such invalid or illegal or unenforceable provision or part of a provision had never been contained herein and such provision or part shall be reformed so that it would be valid, legal and enforceable to the maximum extent permitted in such jurisdiction.
13.Waiver of Breach; Specific Performance. The waiver by the Company or the
Executive of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other breach of any other party.
Each of the parties to this Agreement will be entitled to enforce its respective rights under this Agreement and to exercise all other rights existing in its favor.
In the event either party takes legal action to enforce any of the terms or provisions of this Agreement, the non-prevailing party shall pay the successful party’s costs and expenses, including, but not limited to, attorneys’ fees incurred in such action.
14.Assignment. Neither the Executive, on the one hand, nor the Company, on the other hand, may assign, transfer, pledge, hypothecate, encumber or otherwise dispose of this Agreement or any of their or its respective rights or obligations hereunder, without the prior written consent of the other, provided that the
Company may assign its rights and obligations under this Agreement to another wholly-owned subsidiary of the Company that employs members of Company’s senior management.
15.Amendment; Entire Agreement. This Agreement may not be changed orally but only by an agreement in writing agreed to by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought. This
Agreement embodies the entire agreement and understanding of the parties hereto in respect of the subject matter of this Agreement, and supersedes and replaces all prior agreements, understandings and commitments with respect to such subject matter. Notwithstanding the foregoing, the terms of this Agreement do not supersede, replace, or affect the terms of any prior agreements between
Executive and the Company regarding equity awards granted to the Executive by the Company.
16.Governing Law; Choice of Forum.  THIS AGREEMENT SHALL BE
GOVERNED BY, CONSTRUED, APPLIED AND ENFORCED IN
ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF
DELAWARE. IN THE EVENT ANY PARTY TO THIS AGREEMENT
COMMENCES ANY LITIGATION, PROCEEDING OR OTHER LEGAL
ACTION IN CONNECTION WITH OR RELATING TO THIS AGREEMENT,
ANY RELATED AGREEMENT OR ANY MATTERS DESCRIBED OR
CONTEMPLATED HEREIN OR THEREIN, THE PARTIES TO THIS
AGREEMENT HEREBY (1) AGREE UNDER ALL CIRCUMSTANCES
ABSOLUTELY AND IRREVOCABLY TO INSTITUTE ANY LITIGATION,
PROCEEDING OR OTHER LEGAL ACTION IN A COURT OF COMPETENT
JURISDICTION LOCATED IN OHIO, WHETHER A STATE OR FEDERAL
COURT; (2) AGREE THAT IN THE EVENT OF ANY SUCH LITIGATION,
PROCEEDING OR ACTION, SUCH PARTIES WILL CONSENT AND
SUBMIT TO THE PERSONAL JURISDICTION OF ANY SUCH COURT

DESCRIBED IN CLAUSE (1) OF THIS SECTION AND TO SERVICE OF
PROCESS UPON THEM IN ACCORDANCE WITH THE RULES AND
STATUTES GOVERNING SERVICE OF PROCESS (IT BEING
UNDERSTOOD THAT NOTHING IN THIS SECTION SHALL BE DEEMED
TO PREVENT ANY PARTY FROM SEEKING TO REMOVE ANY ACTION
TO A FEDERAL COURT IN OHIO); (3) IRREVOCABLY CONSENT TO THE
SERVICE OF ANY AND ALL PROCESS IN ANY SUIT, ACTION OR
PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT
TO SUCH PARTY AT SUCH PARTY’S ADDRESS SPECIFIED IN
SECTION 7; (4) AGREE TO WAIVE TO THE FULLEST EXTENT
PERMITTED BY LAW ANY OBJECTION THAT THEY MAY NOW OR
HEREAFTER HAVE TO THE VENUE OF ANY SUCH LITIGATION,
PROCEEDING OR ACTION IN ANY SUCH COURT OR THAT ANY SUCH
LITIGATION, PROCEEDING OR ACTION WAS BROUGHT IN ANY
INCONVENIENT FORUM; AND (5) AGREE, AFTER CONSULTATION
WITH COUNSEL, TO WAIVE ANY RIGHTS TO A JURY TRIAL TO
RESOLVE ANY DISPUTES OR CLAIMS RELATING TO THIS
AGREEMENT. THE CHOICE OF FORUM SET FORTH IN THIS SECTION
16 SHALL NOT BE DEEMED TO PRECLUDE THE ENFORCEMENT OF
ANY ACTION UNDER THIS AGREEMENT IN ANY OTHER
JURISDICTION.
17.Further Action. The Executive and the Company agree to perform any further acts and to execute and deliver any documents which may be reasonable to carry out the provisions hereof.
18.Counterparts. This Agreement may be executed in counterparts, including facsimiles thereof, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.
19.Payments by Subsidiaries. The Executive acknowledges that one or more payments hereunder may be paid by one or more of the Company’s subsidiaries, and the Executive agrees that any such payment made by such subsidiary shall satisfy the obligations of the Company hereunder with respect to (but only to the extent of) such payment.
20.Tax Matters. The Executive acknowledges that the payments and benefits provided under the terms of this Agreement shall constitute taxable income to the extent provided in the applicable provisions of the United States Internal Revenue
Code of 1986, as amended, and any successor thereto and applicable regulations thereunder (the “Code”) and other applicable tax laws. Moreover, the Executive understands and acknowledges that the Company have not provided any advice regarding their tax liability resulting from this Agreement and that they have been advised to consult with their personal tax advisor or legal counsel as to the taxability of the payments and benefits provided under this Agreement. The
Executive shall be solely responsible for taxes imposed on them by reason of any payments or benefits provided under this Agreement and all such payments and benefits shall be subject to applicable federal, state, local and foreign withholding requirements. All payments to be made or benefits to be provided to the Executive pursuant to this Agreement shall be made net of all applicable income and employment taxes required to be withheld from such payments pursuant to any applicable law or regulation.

21.Applicability of Section 409A of the Code. To the extent that any reimbursement, fringe benefit or other, similar plan or arrangement in which the
Executive participates during the term of the Executive’s employment under this
Agreement or thereafter provides for a “deferral of compensation” within the meaning of Section 409A of the Code, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount eligible for reimbursement or payment under such plan or arrangement in one calendar year may not affect the amount eligible for reimbursement or payment in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), (iii) subject to any shorter time periods provided in any expense reimbursement policy of the Company, any reimbursement or payment of an expense under such plan or arrangement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred and (iv) the reimbursements shall be made pursuant to objectively determinable and nondiscretionary Company policies and procedures regarding such reimbursement of expenses. In addition, with respect to any payments or benefits subject to Section 409A of the Code, reference to the Executive’s
“termination of employment” (and corollary terms) with the Company shall be construed to refer to the Executive’s “separation from service” (as determined under Treas. Reg. Section 1.409A-1(h), as uniformly applied by the Company)
with the Company. Whenever a provision under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.
The Executive’s right to receive any installment payments hereunder shall, for purposes of Section 409A, be treated as a right to receive a series of separate and distinct payments. If the timing of the Executive’s execution of a general release of claims pursuant to Section 3(i) could impact the calendar year in which any payment under this Agreement that is subject to Section 409A of the Code will be made, such payment will be made in the later calendar year.  Notwithstanding anything to the contrary in this Agreement, if the Executive is a “specified employee” within the meaning of Section 409A of the Code at the time of the
Executive’s separation from service (other than due to death), then any payment under this Agreement that is subject to Section 409A of the Code and that is payable by reason of the Executive’s separation from service within the first six months following the Executive’s separation from service will become payable on the first payroll date that occurs on or after the date six months and one day following the date of the Executive’s separation from service. All subsequent related payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if the Executive dies following the Executive’s separation from service, but prior to the six month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of the Executive’s death and all other related payments will be payable in accordance with the payment schedule applicable to each payment or benefit.
The foregoing provisions are intended to comply with the requirements of Section 409A of the Code so that none of the payments and benefits to be provided hereunder will be subject to the additional tax imposed under
Section 409A of the Code, and, if any ambiguity is found herein with respect to such payments or benefits, any such ambiguities will be interpreted to so comply. If any payment or benefits subject to Section

409A of the Code could be construed not to comply with Section 409A of the Code, the Company and the Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to the Executive under Section 409A of the Code.
[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been entered into by the parties hereto as of the date first written above.
EXECUTIVE
/s/ TIM O’ROURKE
Name:  Tim O’Rourke
AGILON HEALTH, INC.
/s/ DENISE ZAMORE
Name:  Denise Zamore
Title: Chief Legal Officer and
Corporate Secretary

Exhibit A
Release of Claims
Release of Claims by the Executive.  In consideration of the payments and benefits to which the
Executive is entitled hereunder, as of the date of termination, the Executive hereby waives and releases and forever discharges the Company and all of its subsidiaries, divisions, limited partnerships, affiliated corporations, successors and assigns; and the past and present directors, managers, officers, stockholders, partners, agents, employees, insurers, attorneys, and servants of all of the foregoing, each in his, her or its capacity as such, and each of them separately and collectively (collectively, “Releasees”), from any and all existing claims, charges, complaints, liens, demands, causes of action, obligations, damages and liabilities, known or unknown, suspected or unsuspected, whether or not mature or ripe, that the Executive ever had and now has against any Releasee, including without limitation arising out of or in any way related to
Executive’s employment with or separation from the Company, to any services performed for the
Company, to any status, term or condition in such employment, or to any physical or mental harm or distress from such employment or non-employment or claim to any hire, rehire or future employment of any kind by the Company, all to the extent allowed by applicable law. This release of claims includes, but is not limited to, claims based on express or implied contract, compensation plans, covenants of good faith and fair dealing, wrongful discharge, claims for discrimination, harassment and retaliation, violation of public policy, tort or common law, whistleblower or retaliation claims; and claims for additional compensation or damages or attorneys' fees or claims under federal, state, and local laws, regulations and ordinances, including but not limited to Title VII of the Civil Rights Act of 1964, the Civil Rights Act of
1991, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the
Older Workers Benefit Protection Act, the Worker Adjustment and Retraining Notification Act
(“WARN”), or equivalent state WARN Act, the Employee Retirement Income Security Act, and
the Sarbanes-Oxley Act of 2002. The Executive understands that this release of claims includes a release of all known and unknown claims through the date on which this release of claims becomes irrevocable.
The Executive expressly waives any and all rights under Section 1542 of the Civil Code of the
State of California and any like provision or principle of common law in any foreign jurisdiction.
Section 1542 provides as follows:
“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”
Notwithstanding the provisions of Section 1542, for the purpose of implementing a full and complete release and discharge, the Executive expressly acknowledges that this Agreement is intended to include in its effect, without limitation, claims and causes of action which he does not know of or suspect to exist in the Executive’s favor at the time of execution of this
Agreement and that this Agreement contemplates extinguishment of all such claims and causes of action. With full awareness and understanding of the above provisions, the Executive hereby waives any rights the Executive may have under Section 1542, as well as under any other statutes or common law principles of similar effect and expressly releases the Company and the other
Releasees from claims which the Executive does not presently know or suspect to exist at this time.
Limitation of Release.  Notwithstanding the foregoing, this release of claims will not prohibit the Executive from filing a charge of discrimination with the National Labor Relations Board, the Equal Employment Opportunity Commission or an equivalent state civil rights agency, but the Executive agrees and understands that he is waiving his right to monetary compensation thereby if any such agency elects to pursue a claim on his behalf. Further, nothing in this release of claims shall be construed to waive any right that is not subject to waiver by private agreement under federal, state or local employment or other laws, such as claims for workers' compensation or unemployment benefits or any claims that may arise after the date on which this release of claims becomes irrevocable. In addition, nothing in this release of claims will be construed to affect any of the following claims, all rights in respect of which are reserved:
(a)Rights under the Employment Agreement, dated as of April 24, 2026, to which the Executive and the Company are parties;
(b)Rights of the Executive in respect to equity interests held by the Executive as of the Separation Date;
(c)Vested benefits under the general employee benefit plans of the Company (other than severance pay or termination benefits under any generally applicable severance policy);
(d)Any claim for unemployment compensation or workers' compensation administered by a state government to which the Executive is presently or may become entitled; and
(e)The Executive’s rights of indemnification as a director or officer of the Company or as a covered insured under any director or officer indemnification insurance policy.
Acceptance and Revocability.  The Executive acknowledges that the Executive has been given a period of at least twenty-one (21) days within which to consider the release of claims set forth in this Agreement. The Executive may accept this release of claims at any time within this period of time by signing the release of claims and returning it to the Company. This release of claims shall not become effective or enforceable until seven (7) calendar days after the Executive signs
it. The Executive may revoke the Executive’s acceptance of this release of claims at any time within that seven (7) calendar day period by sending written notice to the Company. Such notice must be received by the Company within the seven (7) calendar day period in order to be effective and, if so received, would void this Agreement and all of the Executive’s and the
Company’s rights and obligations hereunder, including the release of claims, for all purposes.

Exhibit B
Form of RSU Agreement
(f)[separately attached]

Exhibit C
Form of PRSU Agreement
(g)[separately attached]